March 31, 2020

Erke Huang
Chief Financial Officer
Golden Bull Ltd
707 Zhang Yang Road
Sino Life Tower, F35
Pudong, Shanghai, China 200120

       Re: Golden Bull Ltd
           Form 20-F for Fiscal Year Ended December 31, 2018
           File No. 001-38421

Dear Mr. Huang:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Finance